Exhibit 16.1

March 9, 2026

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: DoubleDown Interactive Co., Ltd.

Ladies and Gentlemen:

We have read the statements made by DoubleDown Interactive Co., Ltd., which we understand will be filed with the Securities and Exchange Commission on Form 6-K on March 9, 2026.

We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samil PricewaterhouseCoopers

Seoul, Korea